UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
December 29, 2008
NUANCE COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-27038 (Commission File Number)	94-3156479 (IRS Employer Identification No.)
1 Wayside Road
Burlington, Massachusetts 01803
(Address of Principal Executive Offices)
(Zip Code)
Registrant’s telephone number, including area code: (781) 565-5000
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 29, 2008, the Compensation Committee (the “Committee”) of the Board of Directors of Nuance Communications, Inc. (the “Company”) took the following actions:
Fiscal 2009 Company Bonus Program.
Consistent with practice in prior years, the Committee approved a Company Bonus Program for fiscal 2009 for all Company employees. Target bonuses vary based on position and tenure with the Company, and the amount of target bonus actually paid to individual employees will be based on the achievement of certain Company and individual objectives. The bonuses for the Company’s executive officers are tied collectively to the achievement of total revenue and net income targets. In addition, each executive officer’s bonus individually is based upon achievement of certain operational objectives. Set forth below is additional detail regarding the bonus opportunities available to the Company’s named executive officers, who are currently executive officers of the Company:

Name	Fiscal 2009 Incentive Amount
Paul Ricci	$575,000
Thomas Beaudoin	$210,000
Steve Chambers	$250,000
Mr. Hunt does not participate in the Company’s Fiscal 2009 Bonus Plan but is eligible for commission-based compensation based upon Fiscal 2009 revenue targets.
Vesting of Restricted Stock Grants.
The Committee also established Fiscal 2009 non-GAAP revenue and non-GAAP operating income targets for previously issued performance-based restricted stock grants.
Board of Directors.
On Tuesday, December 30, 2008, Jeffrey Harris informed the Company that he will not stand for re-election to the Company’s Board of Directors at the January 30, 2009 Annual Meeting of Shareholders. Mr. Harris’s decision not to stand for reelection was for personal reasons and did not involve any disagreement with the Company, the Company’s management or the Board of Directors. Mr. Harris will serve out his current term on the Board of Directors.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned.

Nuance Communications, Inc.
By:	/s/ Thomas Beaudoin
Thomas Beaudoin
Chief Financial Officer

Date: January 5, 2009